Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group Incorporated’s 1999 Stock Incentive Plan of our report dated March 15, 2011 (which reports an unqualified opinion), with respect to the consolidated financial statements and financial statement schedule of American Locker Group Incorporated as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Travis Wolff, LLP
Dallas, Texas
March 15, 2011